Exhibit 5.1

mwe.com

July 29, 2019

Constellation Brands, Inc.

207 High Point Drive, Building 100

Victor, New York 14564

Re:	Registration Statement on Form S-3 filed on May 2, 2017

Ladies and Gentlemen:

We have acted as special counsel to Constellation Brands, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (File No. 333-217584) (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the offer and sale from time to time of the securities referred to therein, and the Prospectus Supplement dated July 24, 2019 to the Prospectus dated May 2, 2017 (together, the “Prospectus”), relating to the offer and sale by the Company of $800,000,000 aggregate principal amount of the Company’s Senior Notes due 2029 (the “Notes”). The Notes will be issued under an Indenture dated as of April 17, 2012 (the “Base Indenture”) as supplemented by Supplemental Indenture No. 1, dated as of April 17, 2012, Supplemental Indenture No. 2, dated as of August 14, 2012, Supplemental Indenture No. 3, dated as of May 14, 2013, Supplemental Indenture No. 4, dated as of May 14, 2013, Supplemental Indenture No. 5, dated as of June 7, 2013, Supplemental Indenture No. 6, dated as of May 28, 2014, Supplemental Indenture No. 7, dated as of November 3, 2014, Supplemental Indenture No. 8, dated as of November 3, 2014, Supplemental Indenture No. 9, dated as of December 4, 2015, Supplemental Indenture No. 10, dated as of January 15, 2016, Supplemental Indenture No. 11, dated as of December 6, 2016, Supplemental Indenture No. 12, dated as of May 9, 2017, Supplemental Indenture No. 13, dated as of May 9, 2017, Supplemental Indenture No. 14, dated as of May 9, 2017, Supplemental Indenture No. 15, dated as of November 7, 2017, Supplemental Indenture No. 16, dated as of November 7, 2017, Supplemental Indenture No. 17, dated as of November 7, 2017, Supplemental Indenture No. 18, dated as of February 7, 2018, Supplemental Indenture No. 19, dated as of February 7, 2018, Supplemental Indenture No. 20, dated as of February 7, 2018, Supplemental Indenture No. 21, dated as of October 29, 2018, Supplemental Indenture No. 22, dated as of October 29, 2018, Supplemental Indenture No. 23, dated as of October 29, 2018, Supplemental Indenture No. 24, dated as of October 29, 2018 and Supplemental Indenture No. 25 to be dated as of July 29, 2019 (collectively together with the Base Indenture, the

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“Indenture”) among the Company, certain subsidiary guarantors (the “Guarantors”), and Manufacturers and Traders Trust Company, as trustee (the “Trustee”), and to be sold pursuant to an Underwriting Agreement, dated July 24, 2019 (the “Underwriting Agreement”), among the Company, the Guarantors and BofA Securities, Inc., Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, as representatives of the several underwriters listed on Schedule II thereto. Pursuant to the terms of the Indenture, the holders of Notes will be entitled to the benefit of guarantees (the “Guarantees”) from each of the Guarantors.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. In addition, as to certain factual matters relevant to the opinions expressed below, we have relied upon representations, statements, covenants and certificates of officers of the Company.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such latter documents. We also have assumed the Indenture is the valid and legally binding obligation of the Trustee and that the Trustee is qualified under the Trust Indenture Act of 1939, as amended. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all their obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.

Based upon the foregoing and subject to the qualifications and provisions set forth herein, we are of the opinion as of this date that the Notes and the Guarantees have been duly authorized by the Company and the Guarantors and when duly authenticated by the Trustee and executed, issued and delivered by the Company and the Guarantors against payment therefor in accordance with the terms of the Underwriting Agreement and the Indenture, the Notes and the Guarantees will be valid and legally binding obligations of the Company and the Guarantors, respectively, entitled to the benefits of the Indenture and enforceable against the Company and the Guarantors in accordance with their terms.

Our opinion is qualified to the extent that enforcement of the Company’s and Guarantors’ respective obligations under the Indenture, the Notes and the Guarantees may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

We express no opinion as to the applicability of, compliance with or effect of, the law of any jurisdiction other than United States Federal law, the laws of the State of New York and, to the extent relevant to the opinions expressed herein, the General Corporation Law of the State of Delaware, the Delaware Limited Liability Company Act and the General Corporation Law of the State of California.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K filed by the Company on the date hereof and its incorporation by reference into the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ McDermott Will & Emery LLP